EXHIBIT 99.1


                                  NEWS RELEASE


             Pioneer Closes Sale of Deepwater Gulf of Mexico Assets

March 29, 2006 -- Pioneer Natural Resources Company (NYSE:PXD) announced today that its wholly-owned subsidiary, Pioneer Natural Resources USA, Inc., has closed the sale of certain deepwater Gulf of Mexico assets to Marubeni Offshore Production (USA) Inc., a subsidiary of Marubeni Corporation, for cash proceeds of $1.3 billion before normal closing adjustments which are currently estimated to be approximately $140 million. Pioneer expects to record an after-tax gain associated with the sale of approximately $425 to $475 million.

The transaction includes Pioneer's interests in three producing projects (Falcon Corridor, Devils Tower and Canyon Express), two potential development projects (Ozona Deep and Thunder Hawk) and 87 exploration blocks. One exploration block was removed from the sale to Marubeni due to a third-party exercise of a preferential right to purchase the block.

Pioneer is retaining its 55% operated interest in Green Canyon Blocks 299 and 300 where it drilled the Clipper discovery announced in October 2005. Pioneer plans to develop this field and has a rig contracted to drill appraisal wells in the third quarter.

Pioneer expects to use a portion of the proceeds to initiate the repurchase of the remaining $359 million of shares authorized under its previously announced $1 billion share repurchase program. Proceeds will also be used to reduce short-term debt and fund a portion of its 2006 capital budget which is focused primarily on North American onshore development activities and lower-risk resource plays.

During December 2005, the Company's net daily production from the properties being divested averaged approximately 38,000 barrels oil equivalent.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States, Canada and Africa. For more information, visit Pioneer's website at www.pxd.com

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties which may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, government regulation or action, the costs and results of drilling and operations, Pioneer's ability to implement its business plans (including its plans to repurchase stock at favorable prices) and access to and cost of capital. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

Company Contacts:
Pioneer Natural Resources                          Marubeni Offshore Production
Investors: Frank Hopkins or Chris Paulsen            (USA) Inc.
Media and Public Affairs:  Susan Spratlen          Matthew Cabell
(972) 444-9001                                     (832) 379-1100



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